Exhibit 99.1

Press Release 12/21/18

Starwood Real Estate Income Trust Breaks Escrow with Approximately

$165 Million in Proceeds

Starwood Real Estate Income Trust, Inc. (the “Company”), a public non-listed REIT sponsored by global real estate investment manager Starwood Capital Group, today announced that it has broken escrow with approximately $165 million in proceeds for its continuous public offering of shares of common stock. The Company is focused on acquiring a diversified portfolio of high-quality, stabilized, income producing real estate in the United States and Europe, including multifamily, office, hotel, and industrial assets, as well as other property types. The Company intends to continue selling shares on a monthly basis.

For more information on the Company, please visit www.starwoodnav.reit

About Starwood Capital Group

Starwood Capital Group is a private investment firm with a core focus on global real estate, energy infrastructure and oil & gas. The Firm and its affiliates maintain 13 offices in five countries around the world, and currently have approximately 4,000 employees. Since its inception in 1991, Starwood Capital Group has raised $45 billion of equity capital, and currently has in excess of $60 billion of assets under management. The Firm has invested in virtually every category of real estate on a global basis, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk/reward dynamics to be evolving. Over the past 27 years, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises in both the private and public markets. Additional information can be found at starwoodcapital.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

Contact: Tom Johnson / Pat Tucker Abernathy MacGregor 212-371-5999 tbj@abmac.com / pct@abmac.com